Issuer Free Writing Prospectus, Dated July 26, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933
Registration No. 333-280034
Related to Preliminary Prospectus, Dated July 26, 2024

Breathe BioMedical®

July 26, 2024

Disclaimer

Breathe BioMedical

REGISTRATION STATEMENT

Breathe BioMedical Inc. (the "Company") has filed a registration statement on Form F-1 (File No. 333- 280034) (including a preliminary prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. The registration statement has not yet become effective. The Company's securities may not be sold, nor may any offers to buy be accepted, prior to the time the registration statement becomes effective. Before you invest, you should read the preliminary prospectus and the other documents the Company files with the SEC for more complete information about the Company and this offering. You can obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained from Maxim Group LLC, Attention: Prospectus Department, 300 Park Avenue, 16th Floor New York, NY 10022, or by telephone at 212-895-3500 or by email at syndicate@maximgrp.com.

This free writing prospectus relates to the proposed initial public offering of securities of the Company being registered on the registration statement and should be read together with the preliminary prospectus included in the registration statement, which has been filed with the SEC and can be accessed here https://www.sec.gov/Archives/edgar/data/2004349/000149315224026351/formf-la.htm.

This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any of our securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward Looking Statements

Breathe BioMedical®

FORWARD-LOOKING STATEMENTS

This presentation contains forward-looking statements that involve substantial risks and uncertainties. All statements contained in this document, other than statements of historical facts or statements that relate to present facts or current conditions, including but not limited to statements regarding possible or assumed future results of operations, business strategies, research and development plans, regulatory activities, market opportunity, competitive position, potential growth opportunities and use of proceeds are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "might," "will," "should," "expect," "plan," "aim," "seek," "anticipate," "could," "intend," "target," "project," "contemplate," "believe," "estimate," "predict," "forecast," "potential" or "continue" or the negative of these terms or other similar expressions. The forward-looking statements in this presentation are only predictions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect the Company's business, financial condition and results of operations. These forward-looking statements speak only as of the date of this presentation and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond the Company's control. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in the Company's forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, the Company operates in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that the Company may face. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

TRADEMARKS

This confidential presentation may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this presentation may be listed without the TM, SM © or ® symbols, but the Company will assert, to the fullest extent under applicable law, the rights of the applicable owners, if any, to these trademarks, service marks, trade names and copyrights.

MARKET & INDUSTRY DATA

Projections, estimates, industry data and information contained in this presentation, including the size of and growth of certain markets, are based on information from third-party sources and management estimates. Although the Company believes that its third party-sources are reliable, the Company cannot guarantee the accuracy or completeness of its sources. The Company's management estimates are derived from third-party sources, publicly available information, the Company's knowledge of its industry and assumptions based on such information and knowledge. The Company's management estimates have not been verified by any independent source. All of the projections, estimates, market data and industry information used in this presentation involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. In addition, projections, estimates and assumptions relating to the Company's and its industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including, but not limited to, those described above, that could cause future performance to differ materially from the Company's expressed projections, estimates and assumptions or those provided by third parties.

Some Risk Factors To Be Considered (Continued)

Breathe BioMedical®

Forward-looking information reflects the Company's current beliefs and is based on information currently available to the Company and on assumptions it believes to be reasonable. In some instances, material factors or assumptions are discussed in this presentation in connection with statements containing for- ward-looking information. Such material factors and assumptions include, but are not limited to:

- The Company is a development-stage medical technology company with a limited operating history and has no history of commercializing medical device products and in vitro diagnostic tests which makes it difficult to evaluate the success of its business to date and to assess the prospects of its future viability.
- The successful transition from research and development to commercialization is highly uncertain and failure to commercialize our device could have a material adverse effect on our business, financial condition, cash flows, and results of operations.
- The Company has incurred significant net losses since its inception and anticipates that it will continue to incur net losses for the foreseeable future. In addition, the Company may never achieve or sustain profitability.
- The Company will require substantial additional financing to achieve its goals, and a failure to obtain this necessary capital when needed could force it to delay, limit, reduce or terminate its research and medical device development programs, future commercialization efforts, product development, or other operations.
- The Company's future success depends on its ability to develop, receive regulatory clearance or approval for, and introduce medical devices to the market in a timely manner. If the Company does not obtain and maintain the regulatory registrations, clearances, or approvals for its devices, it will be unable to market and sell these products in the United States, Canada, or other regions.
- The Company's success will be dependent upon market acceptance.
- If third-party payors do not provide adequate coverage and reimbursement for the use of the Company's device, its revenue will be negatively impacted.
- The Company will be dependent upon third-party manufacturers and suppliers, making it vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm its business.
- Medical device development is costly and involves continual technological change in order to remain competitive which may render any product we develop obsolete.
- The Company's management team has limited experience managing and operating a public company.
- The Company could become subject to product liability, warranty, or similar claims and product recalls that could be expensive, divert management's attention and harm its business reputation and financial results.
- Medical device and operations are subject to extensive government regulation and oversight in the United States, Canada and abroad, and the Company's failure to comply with applicable requirements could harm its business.
- Clinical studies will be necessary to support future product submissions to the FDA or Health Canada. The clinical trial process is lengthy and expensive with uncertain outcomes, and often requires the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Delays or failures in the Company's clinical studies will prevent the Company from seeking marketing authorization or launching sales of modified or new products, if cleared or approved, into the United States and/or Canada and will adversely affect its business, operating results, and prospects.
- Intellectual property rights of third parties could adversely affect the Company's ability to market its device, and it might be required to litigate or obtain licenses from third parties in order to develop or market its device. Such litigation or licenses could be costly or not available on commercially reasonable terms.

Some Risk Factors To Be Considered (Continued)

- The Company has broad discretion in the use of net proceeds from the offering and may not use them effectively.
- The Company will incur increased costs as a result of being a public company in the United States, and its management will be required to devote substantial time to United States and Canadian public company compliance programs.
- The Company is eligible to be treated as an "emerging growth company," as defined in the JOBS Act, and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its common shares less attractive.
- As a foreign private issuer ("FPI"), the Company is exempt from a number of rules under United States securities laws and are permitted to file less information with the SEC than domestic United States public companies.
- While the Company is a FPI it is not subject to certain stock exchange corporate governance rules applicable to United States listed companies.
- The Company may lose its FPI status, which would then require it to comply with the Exchange Act's domestic reporting regime and cause it to incur significant legal, accounting, and other expenses.
- Management will continue to own a significant percentage of the Company's common shares and will be able to exert significant influence over matters subject to shareholder approval.
- You will incur immediate and substantial dilution as a result of the offering.
- As the Company is a Canadian company, it may be difficult for United States shareholders to effect service on the Company or to realize on judgments obtained in the United States.
- Our governing documents designate the federal district courts of the United States as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our shareholders' ability to obtain a favorable judicial forum for such disputes.

The forward-looking statements and information in this presentation speak only as of the date of this presentation and the Company assumes no obligation to update or revise such information to reflect new events or circumstances, except as may be required by applicable law. Although the Company believes that the expectations reflected in the forward-looking statements and information are reasonable, there can be no assurance that such expectations will prove to be correct. Because of the risks, uncertainties and assumptions contained herein, prospective investors should not read forward-looking information as guarantees of future performance or results and should not place undue reliance on forward-looking information. Nothing in this presentation is, or should be relied upon as, a promise or representation as to the future.

Offering Summary

Issuer	Breathe BioMedical Inc.
Proposed Exchange/Symbol	NasdaqCM: BRTH
Offering Type	Initial Public Offering
Offering Price	Between US$4.00 and US$6.00 per share
Securities Offered	2,625,000 common shares with a 15% over-allotment option
Pre-IPO Common Shares Outstanding	8,289,796 common shares
Use of Proceeds	We intend to use the net proceeds from this offering to fund research and development of our product candidates and development programs, for the repayment of outstanding indebtedness, for working capital and other general corporate purposes.
Sole Book-Running U.S. Manager	Maxim Group LLC

Breathe
BioMedical®



Revolutionizing early disease detection with our breakthrough, non-invasive, breath analytics platform technology

Corporate Highlights

Breathe BioMedical®

- Groundbreaking technology
- Addressing need for a breast cancer detection tool for women with dense breast tissue
- Potential for the breath test to be a platform technology for multiple diseases
- Extensive patent portfolio, wholly owned, protected through 2043

The Breath Analytics Process

SAMPLE

Our breath sampler is uniquely designed to capture *exclusively alveolar* breath.



ANALYZE

Machine Learning Algorithms (MLA) *transform data* into features that are designed to identify the presence of disease.



DIGITIZE

Our Cavity Ring Down Spectrometer transforms breath samples into data, measured in *Parts Per Trillion.*



What Breath Can Tell Us About Disease

Breathe BioMedical®

Volatile Organic Compounds (VOCs) are organic chemicals produced by diseased tissue that travel in the blood stream and are excreted in breath during alveolar gas exchange[i]



Tumor
Blood Stream
VOC
Blood Stream
Airway
Alveoli

[i]https://doi.org/10.1093/clinchem/hvab218

Someone you know will be affected by breast cancer

1 in 8 women will be diagnosed with breast cancer in their lifetime[ii]

~70% of women in the U.S. 40 and over comply with the recommendation for screening mammography[iii]

[ii] https://www.cancer.org/cancer/types/breast-cancer/about/how-common-is-breast-cancer.html
[iii] https://www.cdc.gov/nchs/hus/topics/mammography.htm



~50% of women have dense breast tissue.

For these women, mammography **is less than 50% accurate**[iv].

Fatty Breast Tissue

A small cancer is easily seen.



Dense Breast Tissue

Even a large cancer is difficult to detect.

The interpretation of a mammogram can be especially challenging for women with dense breast tissue because both tumors and dense breast tissue appear white on imaging scans[v].

[iv] https://www.yalemedicine.org/conditions/dense-breasts#:~:text=Research%20shows%20that%20mammograms%20can%20be%2080%20to,tissue.%20How%20are%20dense%20breasts%20screened%20for%20cancer%3F

[v] https://www.cancer.gov/types/breast/breast-changes/dense-breasts



Breathe
BioMedical®

Mammography alone is insufficient for women with dense breast tissue.

These women need an accessible and cost-effective test for early breast cancer detection.

Current Breast Cancer Screening Protocol

Breathe BioMedical®


Initial Mammogram
Notified of Dense Breasts
Referred for Secondary Screening (MRI, Ultrasound)
Costly
Requires specialist operator
Long wait times
Not accessible

Our Prospective Solution


Initial
Mammogram
Notified of Dense
Breasts
Breath Test
FINDING
Secondary
Screening
(MRI, Ultrasound)
NO FINDING
Return for screening
in 12 months

Defining the Market

Breathe BioMedical®

1. Mandatory notification of breast tissue density in many states[vi].
2. Updated USPSTF breast cancer screening guidelines to begin at age 40 vs. 50 previously[vii].
3. For the 50% of women who have dense breast tissue, mammography is less than 50% effective.

[vi] https://densebreast-info.org/legislative-information/state-legislation-map/
[vii] https://www.uspreventiveservicestaskforce.org/uspstf/recommendation/breast-cancer-screening

Breath Test Platform Flow

Breathe BioMedical®


1. Breathe BioMedical
Technician
Sample Collection Kit
3. Breathe BioMedical
Technician
Spectrometer
Spectrograph
Machine Learning Algorithm
Results
2. Point of Care
Operator
Sampler
Patient
4. Clinical Decision
Clinician

Current strategy will require submission of a Pre-market Approval ("PMA") Application to FDA for authorization of our Breast Cancer Breath Test as a Class III medical device indicated for use in women with dense breast tissue as an adjunctive test to mammography screening.

*The regulatory pathway is subject to FDA input and any changes in FDA's evolving medical device regulations particularly with respect to diagnostic devices.

Our Results To Date:

Breathe BioMedical®

Our most recent study, which is ongoing, identified differences in the breath measurements of women with early-stage breast cancer compared to those without breast cancer with:

88.2% accuracy[viii] *

(92.9% sensitivity, 80.0% specificity)

ASCO®
AMERICAN SOCIETY OF CLINICAL ONCOLOGY

A sub-group analysis found that breast tissue density had no significant effect on accuracy.

*Accuracy in this context is a statistical measure based on sensitivity and specificity

[viii] https://meetings.asco.org/abstracts-presentations/219599

Market – Bi-Annual Breast Cancer: Mammography Scans U.S.

Breathe BioMedical®

Dense Breast Opportunity


TAM*
35M
SAM**
24M
SOM***
12M

Participation Rate: percentage of women who participate in recommended breast cancer screening.

*50% of the eligible bi-annual population[ix]
** 67.5% (participation rate) of Total Addressable Market (TAM)[x]
***Sales Obtainable Market (SOM) is 50% of Sales Addressable Market (SAM)

[ix] https://datacommons.org/tools/timeline#place=country%2FUSA&statsVar=Count_Person_50To54Years_Female__Count_Person_55To59Years_Female__Count_Person_60To64Years_Female__Count_Person_65To69Years_Female__Count_Person_70To74Years_Female__Count_Person_45To49Years_Female__Count_Person_40To44Years_Female&denom=Count_Person&chart=%7B%22count%22%3A%7B%22delta%22%3Afalse%2C%22pc%22%3Afalse%7D%7D
[x] https://www.cdc.gov/nchs/hus/topics/mammography.htm

Clinicians and Payors Need a Solution

Breathe BioMedical®

Early Intervention Saves Money and Increases Survival

Stage I-II

>98%[xi]

5 Year Survival Rate

Cost of Care US$258,181[xii]

Stage III-IV

<31%[xi]

5 Year Survival Rate

Cost of Care US$705,777[xii]

[xi] Source: Survival Rates for Breast Cancer | American Cancer Society

[xii] Tafazzoli, A., et al. (2022) The potential value-based price of a multi-cancer early detection genomic blood test to complement current single cancer screening in the USA. PharmacoEconomics, 40 (11), pp. 1107–1117. doi:10.1007/s40273-022-01181-3. Supplementary File 2 Table 4.

Accretive Opportunities

Breath Sampler



Infrared CRDS



MLA


Point of Care


Clinical Laboratories


Diagnostics and Health Data Companies

Company Timeline

Breathe BioMedical®

2005
- Company is founded with a focus on environmental monitoring.

2011
- First breath sampler prototype built.

2016
- Clinical research begins with lung cancer study.

2018
- Refinanced & completed preliminary study for lung cancer.

2020
- Lung cancer results show 86.1% accuracy.*
- 2nd gen. spectrometer.

2021
- Breath sampler listed with FDA.
- Received ISO 13485 certification.

2022
- Initial preliminary analysis of the breast cancer proof-of-concept study results published in abstract form at ASCO.

2023
- Additional analysis of proof-of-concept study presented in ASCO abstract (88.2% accuracy*).
- Company pivots to breast cancer.
- New leadership and BOD optimization.

2024
- Breast cancer IVD[1] product development.

Money Raised To Date: **US$19,104,720

*Accuracy in this context is a statistical measure based on sensitivity and specificity

**USD to CAD 1.355, Source: Bank of Canada as of March 31, 2024

[1]IVD – Invitro Diagnostic

Expected Milestones

2024
Breast Cancer IVD[1] Product Development
- Meet clinical recruitment targets for 2024
- Recertification audit (ISO 13485)
- Additional spectrometers built

2025
Breast Cancer IVD Component Validation
- Anticipate results from 2024 data collection in Q1 of 2025
- Execution of a model validation study for MLA
- Partnership discussions begin
- Sampler V2 listed with FDA

2026
Breast Cancer IVD Pivotal Trial
- Conduct and complete breast cancer IVD Validation
- Ready the facility for pivotal trial

2027
Breast Cancer IVD Regulatory Submission & Approval
- Breast cancer test commercialization-ready
- Exploration of additional disease states

[1] IVD – Invitro Diagnostic

Patent Portfolio

19 U.S. - 15 Issued & 4 pending

79 patents and patent applications:

U.S., India, EU, Japan, Canada, China & Australia.



Patent suite wholly owned by Breathe BioMedical Inc.

Protection through 2043.

Leadership Team



Bill Dawes - CEO
30-Year Pharma & Diagnostics Executive



Dr. Rachel Brem - CMO
40-Year Breast Cancer Physician, Researcher, Author, Advocate & Survivor



Sandra Veenstra - CRO
15-Year Quality Assurance, Regulatory and Health Ethics Professional



Chris Purves - CTO
25-Year BioPhotonics & Engineering Professional. Co-Developer of Breathe BioMedical tech.



Peili Miao - CFO
20-Year Finance & Accounting Professional



Joanne Young – VP Clinical
25-Year Healthcare Research & Policy Professional

Board of Directors

Breathe BioMedical®



Jean Nadeau - Chairman
30-year Digital Media
Biotech & Fintech Investor



Dr. Rachel Brem – Executive Director
40-Year Breast Cancer Physician,
Researcher, Author, Advocate & Survivor



Telfer Hanson – Vice Chair
25-Year Corp. Financing &
Investment Banking - Healthcare



Don Hardison – Director
40-Year C-Suite, Diagnostic/
Healthcare Executive & Advisor



Dr. Norman Betts - Director
40-Year Seasoned Corporate,
Government, Academic & Finance
Professional



Peter Savas - Director
40-Year Serial Life-Science
CEO, Venture Capitalist &
Advisor



Gaetan Thomas - Director
35-Year Experienced CEO with
expertise in Quality, Safety &
Operations



Romeo Goguen - Director
40-Year Seasoned New
Brunswick CEO, Founder &
Investor

Use of Proceeds

- Development of MLA: **~27%**
- Repayment of Promissory Notes: **~24%**
- Operational Salaries*: **~24%**
- Selling, General & Administrative**: **~17%**
- Manufacturing of Spectrometer: **~4%**
- Manufacturing of Breath Samplers: **~2%**
- Repayment of Outstanding Debt (ACOA): **~1%**

*Includes research and development, clinical and technical staff.
**Includes marketing expenses, management and administrative salaries, and external consultant fees.



Spectrometer
Breath Samplers
ACOA
Selling, General & Administrative
Promissory Notes
Operational Salaries
MLA Development

Capitalization



Total Issued and Outstanding
20.4%
8,289,796
Shares
Held by Management & Insiders



Fully Diluted
6.9%
2.5%
5.0%
8.6%
0.2%
10,785,529
Shares
Employee Stock Option Plan
RSU
Warrants
Credit Agreement
Convertible Notes

- The share capital above reflects a share consolidation of 1:6, which occurred on July 2, 2024
- Employee stock option plan comprised of 739,891 options with a weighted average exercise price of CAD $4.62 and weighted average expiry of May 2030
- Warrants outstanding 537,162 with a weighted average exercise price of CAD $6.84 and weighted average expiry of December 2027
- 922,222 shares issuable pursuant to the credit agreement with a deemed price of CAD $4.50
- Convertible Notes principal value of US$84,061 plus accrued interest convertible at a 20% discount to the offering price, resulting in the issuance of approximately 28,895 shares
- Before giving effect to the offering

Balance Sheet Snapshot

	As of March 31, 2024	As of December 31, 2023
Expressed in Canadian Dollars	(Unaudited)	(Audited)
Cash	2,507,228	1,636,203
Other current assets	1,260,952	932,478
Total current assets	**3,768,180**	**2,568,681**
Non-current assets	2,754,241	2,181,694
Total assets	**6,522,421**	**4,750,375**
Accounts payable	3,035,251	1,773,920
Other current liabilities	1,520,034	327,362
Total current liabilities	**4,555,285**	**2,101,282**
Non-current liabilities	1,793,637	1,600,018
Total liabilities	**6,348,922**	**3,701,300**
Shareholders' equity	173,499	1,049,075
Total liabilities and shareholders' equity	**6,522,421**	**4,750,375**


Breathe
BioMedical

Breathe BioMedical®

Mission: Revolutionizing early-disease detection with our breath-based platform technology.

Core Values: Communication, Integrity, Innovation, Collaboration & Accountability